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                                                              Exhibit 99.1



                                                              PRESS RELEASE
JLG INDUSTRIES, INC.                                  FOR IMMEDIATE RELEASE
1 JLG Drive
Mcconnellsburg, PA 17233-9533
Telephone (717) 485-5161
Fax (717) 485-6417
www.jlg.com


                                               CONTACT:  JUNA ROWLAND
                            DIRECTOR - CORPORATE & INVESTOR RELATIONS
                                           (240) 313-1816, IR@JLG.COM



                         JLG UPDATES FULL YEAR GUIDANCE
                      REAFFIRMS CURRENT ECONOMIC CONDITIONS

         MCCONNELLSBURG, PA, APRIL 29, 2003 - JLG Industries, Inc. (NYSE: JLG) today updated the Company's previous full fiscal year guidance based on current economic conditions. Compared with previous guidance, full year sales are now expected to be consistent with year-ago levels and earnings are expected to be in the range of $.33 to $.37 per diluted share, including restructuring. Fiscal 2002 sales were $770 million with earnings per diluted share at $.30 before cumulative effect of change in accounting principle.

         "While it continues to appear that we are at the bottom of the cycle, forward visibility remains very difficult," said Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "Although the contraction of non-residential construction, one of our leading indicators, appears to have bottomed out in 2002, it still remains sluggish in 2003 with a rebound anticipated in 2004. As a result, consistent with our February announcement, we are continuing to forecast modest improvement in profitability for fiscal 2003 compared to fiscal 2002. Our customers' ability to refresh their fleets continues to depend on recovery in non-residential construction, available financing and used equipment pricing. And, we will continue to take a disciplined approach to satisfy our customers' needs for equipment."

         JLG will release third quarter earnings results after close of the market on Tuesday, May 27 and will host a conference call on Wednesday, May 28th at 9:00 a.m. Eastern Time.

         JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.


                                     (more)

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         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; and (iii) customer financing risks; as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended January 31, 2003.


                     For more information, visit www.jlg.com

 Note: Information contained on our website is not incorporated by reference into this release.

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